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                        E-COMMERCE/SPONSORSHIP AGREEMENT

This Agreement (this "Agreement") is entered into as of this 14th day of December, 1999 (the "Effective Date"), by and between, HealthGate Data Corp., a Delaware corporation with its principal offices at 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803 ("HealthGate"), and Medical Self Care, Inc. a California corporation, having its principal offices at 2000 Powell Street, Suite 1350, Emeryville, California 94608 ("SelfCare").

WHEREAS, HealthGate provides health and medical information products and services to its on-line customers and to hospital clients through its Internet site located at http://www.healthgate.com and through its CHOICE product;

WHEREAS, SelfCare operates an Internet site located at http://www.selfcare.com, which is designed to provide Internet-based health-related commerce products and services to online consumers;

WHEREAS, HealthGate and SelfCare each desire to provide the services described herein, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound, do hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the terms set forth below shall have the following meanings:

       1.1. "Best of Breed" means (i) those personal health and/or medical shopping services available on the Internet with the most advanced and commercially successful functionality, performance, content, and features, whether utilitarian or aesthetic; (ii) the ability of the Co-Branded Site to scale easily with only additional hardware and to accommodate, at a minimum, the peak traffic volume of the third most visited Internet personal health and/or medical site; and (iii) the ability of SelfCare to timely and efficiently process product orders from Users, including receiving payments, processing credit card payments, processing all returns from Users, issuing Credits to Users, and providing Users with customer service. HealthGate acknowledges that SelfCare meets the criteria of Best of Breed as defined in this Section 1.1 as of the Effective Date.

       1.2. "Business Day" shall mean any day on which banks in both New York City and Los Angeles and the New York Stock Exchange are open for the conduct of regular business.

       1.3. "CHOICE Site[s]" means the Internet site maintained for a HealthGate hospital account.

       1.4. "Click-Through" means a user clicking from the HealthGate.com Site or a CHOICE site to the Co-Branded Site or to other sites as may be mutually agreed upon by the parties from time to time.

       1.5. "Co-Branded Site" means the co-branded version of the SelfCare Site, and successors to the foregoing, that is created pursuant to
              Section 5.

       1.6. "Commerce Offering" means any text, content, links or promotions providing a direct or indirect opportunity for Users on the Choice Sites to engage in a purchase, trade, exchange, or purchase transaction, whether paid or unpaid, through the Co-Branded Site.

       1.7. "Competitor" means a Web site or person providing products or services that compete with products or services provided by SelfCare or HealthGate, as the parties shall determine from time to time.

       1.8. "Contract Year" shall mean Year One, Year Two or Year Three, as applicable.


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       1.9.   "HealthGate Content" means HealthGate's and its licensors' text links, logos, graphic links, and other materials, tools, content, or text on any CHOICE Site.

       1.10. "HealthGate Marks" means HealthGate's and its licensors' trademarks, trade names, service marks and logos.

       1.11. "HealthGate Properties" means HealthGate Content, HealthGate Marks, HealthGate Site and CHOICE Sites.

       1.12. "HealthGate Site" means the Internet site operated by HealthGate at HTTP://WWW.HEALTHGATE.COM, together with any mirror sites, and successors to any of the foregoing.

       1.13.  "Impression" means the display of any Promotion on any CHOICE
              Site.

       1.14. "Launch Date" means 45 days after the Effective Date on which the Co-Branded Site shall function properly and be made accessible to Users.

       1.15. "Look and Feel" means the look and feel, User interface and flow of User experience of an Internet site.

       1.16. "Net Advertising Revenues" shall mean all advertising and sponsorship monies received for advertising or sponsorship placement on the Co-Branded Site less the cost of preparing such displays as placements, agency discounts, frequency discounts, sales commissions, any other third party obligations or revenue sharing commitments, any sales or use taxes, if applicable, related to such advertising and sponsorship placements.

       1.17. "Net E-Commerce Revenues" shall mean the revenue for all products sold through the Co-Branded Site to a User net of discounts, shipping and handling, returns and credit card fees, and any sales or use taxes, if applicable, related to such product revenue.

       1.18. "Privacy Policy" means the privacy policy governing the Co-Branded Site, which shall specify the type of information that shall be gathered from Users of the Co-Branded Site, the purpose for which such information shall be used, who shall have access to such information, the policies concerning disclosure of such information to third parties, and the site's security measures.

       1.19. "Products" means all personal health and medical products and related services offered through the Co-Branded Site.

       1.20. "Professional Offerings" shall mean SelfCare's products and services.

       1.21. "Promotions" means banners, buttons, windows, portals, e-mails, text links, and other promotions that are offered in the future and link directly to the Co-Branded Site from selected CHOICE Sites and the HealthGate Site.

       1.22. "Selected CHOICE Site[s]" means any CHOICE Site selected by the parties in accordance with this Agreement to provide constant context-sensitive advertising space to SelfCare.

       1.23. "SelfCare Marks" means any trademarks, trade names, service marks and logos that may be delivered by SelfCare to HealthGate hereunder or used on or in connection with the CHOICE Sites, the HealthGate Site and/or the Co-Branded Site.

       1.24.  "User" means any end-user of the Web.


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       1.25.  "User Profile Data" means data regarding a User provided by the
              User on the Co-Branded Site, including without limitation the User's name, e-mail address, telephone number and other information about the User.

       1.26.  "Web" means the World Wide Web part of the Internet.

       1.27. "Year One" means the thirteen-month period beginning on the Effective Date and ending upon the day before the thirteenth month anniversary of the Effective Date.

       1.28. "Year Two" means the twelve-month period beginning on the thirteenth month anniversary of the Effective Date and ending upon the day before the twenty-fifth month anniversary of the Effective Date.

       1.29. "Year Three" means the twelve-month period beginning on the twenty-fifth month anniversary of the Effective Date and ending upon the day before the thirty-seventh month anniversary of the Effective Date.

2.     HEALTHGATE SERVICES.

       2.1. SELECTED CHOICE SITES. As provided for below, HealthGate shall provide to SelfCare constant content-sensitive Promotions, where applicable, on the CHOICE Sites selected in accordance with this Agreement. For Year One, HealthGate shall provide such Promotions to SelfCare for 100 CHOICE Sites; for Year Two for 150 CHOICE Sites; and for Year Three 200 CHOICE Sites to promote Products. The Selected CHOICE Sites shall be selected upon the mutual agreement of HealthGate and SelfCare, subject to the approval of the Selected CHOICE Site.

       2.2. HEALTHGATE SITE. HealthGate shall provide to SelfCare content-sensitive Promotions on the HealthGate Site. For Year One, HealthGate shall provide a minimum of 1,000,000 such Promotions per month. For Year Two, HealthGate shall provide a minimum of 1,500,000 such Promotions per month. For Year Three, HealthGate shall provide a minimum of 2,000,000 such Promotions per month.

       2.3. BUTTON AND PROMOTIONS. Each Selected CHOICE Site shall display a context-sensitive Promotion, or button, on every applicable page of the Selected CHOICE Site. There are no minimum impressions associated with the buttons that are served on the Selected CHOICE Sites. The specifications on the button and any HealthGate Content shall be defined in the reasonable discretion of HealthGate in consultation with SelfCare and the Selected CHOICE Sites. HealthGate will develop the guidelines and process, based in part on search terms supplied by SelfCare and other advertisers, by which HealthGate will determine which advertiser's button shall be displayed on each page of the Selected CHOICE Site so as to ensure that the button is context-sensitive.

       2.4. SELFCARE CONTENT. HealthGate will review and consider using SelfCare's content as part of HealthGate's CHOICE Sites and for the HealthGate Site. Any decision to use such content on CHOICE Sites or any other HealthGate product or offering shall be at HealthGate's sole discretion.

       2.5. BUSINESS-TO-BUSINESS E-COMMERCE. HealthGate and SelfCare agree to work together to develop a business-to-business model for sale to hospitals.

3. PREFERRED E-COMMERCE PROVIDER. During the term of this Agreement, SelfCare shall be the preferred e-commerce provider for the Selected CHOICE Sites.

4.     TERM AND TERMINATION.

       4.1. TERM. The term of this Agreement shall begin on the date first written above and continue for thirty-seven months (the "Term").


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       4.2.   TERMINATION FOR CAUSE. Either party may terminate this Agreement at any time by giving written notice of termination to the other parties if any other party commits a material breach of its obligations hereunder that is not cured within thirty (30) days after notice thereof from a non-breaching party. If HealthGate elects to terminate this Agreement under this SECTION 4.2, then SelfCare shall be required to enter into an agreement within five days of such termination to purchase Impressions from HealthGate calculated at a 30% discount from the rates set forth in the then applicable HealthGate's standard rate card and otherwise on HealthGate's standard terms and conditions.

       4.3. CONSEQUENCES OF TERMINATION. Upon the termination or expiration of this Agreement, all licenses granted hereunder shall immediately terminate. Each party shall return or destroy, all Confidential Information of the other party in its possession.

       4.4. LIQUIDATED DAMAGES. If this Agreement is terminated by HealthGate in accordance with Section 4.2, all monies paid by SelfCare to HealthGate hereunder prior to the termination shall be deemed non-refundable, including the $1,000,000 cash payment paid to HealthGate on the Effective Date pursuant to Section 8.1, unless otherwise provided in this Agreement, and HealthGate shall retain all equity paid to HealthGate pursuant to Section 8.7. If this Agreement is terminated during Year One, SelfCare shall pay to HealthGate fifty percent (50%) of amounts SelfCare would have paid to HealthGate under Sections 8.2 and 8.3 had this Agreement not been terminated prior to the thirty-sixth month anniversary of the Effective Date, and if this Agreement is terminated during Year two, SelfCare shall pay to HealthGate fifty percent (50%) of amounts SelfCare would have been required to pay to HealthGate under Section 8.3 had this Agreement not been terminated prior to the thirty-sixth month anniversary of the Effective Date.

       4.5. TERMINATION FOR FAILURE TO OBTAIN BOARD APPROVAL. If SelfCare fails to obtain approval of the board of directors of SelfCare no later than Thursday, December 16, 1999, HealthGate and SelfCare shall both have the right to terminate this Agreement. If either HealthGate or SelfCare elects to terminate this Agreement under this Section 4.5, then SelfCare shall be required to enter into an agreement within five days of such termination to purchase Impressions from HealthGate having a value of $225,000 calculated at a 30% discount from the rates set forth in the applicable HealthGate standard rate card and otherwise on HealthGate's standard terms and conditions.



5.     CO-BRANDED SITE.

       5.1. CO-BRANDED SITE DESCRIBED. The parties will jointly develop the Co-Branded Site in accordance with the specifications attached as Exhibit A and this SECTION 5.1. The Co-Branded Site will provide all of the features and functionality provided by, and will perform in a manner substantially identical to, the SelfCare Site, as the SelfCare Site may be updated and enhanced from time to time.

       5.2. CHANGES. HealthGate acknowledges that SelfCare may change the design and functionality of the SelfCare Site from time to time, in which case the design and functionality of the Co-Branded Site may be changed in a similar fashion; provided, however, that SelfCare may not institute any such changes to the Co-Branded Site without input from and the prior approval of HealthGate.

       5.3. CO-BRANDING FEATURES. Each page on the Co-Branded Site will include branding for SelfCare and HealthGate so that the SelfCare Marks and HealthGate Marks are of substantially equivalent value and prominence to each other.


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       5.4.   HOSTING. SelfCare will host the Co-Branded Site and will provide all computer hardware, software and personnel necessary to operate and maintain the Co-Branded Site as a functional site accessible to Users at SelfCare's cost.

       5.5. ADVERTISEMENTS. Except as provided below, neither SelfCare nor HealthGate will offer advertising to any third parties on the Co-Branded Site. Nonetheless, should SelfCare decide to provide or provide any advertising on the Co-Branded Site to any third party or if the parties mutually agree to supply such advertising, both parties shall own and have the right to use or sell all of the advertising inventory on the Co-Branded Site. The party selling the advertising will receive 70% of any Net Advertising Revenues derived from such sales, and the non-selling party shall receive 30% of such Net Advertising Revenues.

       5.6. DNS MAPPING. Using Domain Name System mapping, the URL for the Co-Branded Site will begin with www.healthgate.selfcare.com.

       5.7. LINKING. SelfCare shall ensure that all Impressions delivered through Selected CHOICE Sites link to only the Co-Branded Site.

       5.8. BEST OF BREED. During the term SelfCare shall maintain the Co-Branded Site as Best of Breed in all material respects. SelfCare shall be solely responsible for managing and operating the Co-Branded Site during the Term and shall be solely responsible for all aspects of product distribution, including processing any product orders from Users, receiving payments, processing credit card payments, processing all returns from Users, issuing credits to Users, and providing Users with customer service.

6.     USER PROFILE DATA.

       6.1. DATA OWNERSHIP. HealthGate and SelfCare shall jointly own any information collected from Users through the Co-Branded Site.

       6.2. USE OF INFORMATION AND CONFIDENTIALITY. SelfCare shall provide to HealthGate User Profile Data and other information relating to Users of the Co-Branded Site at times and in a manner as reasonably requested by HealthGate and mutually agreed upon by the parties, but in any event at least once per month. Each party will have the right to use any information provided by the other party subject to the confidentiality restrictions set forth in SECTION 6.3.

       6.3. CONFIDENTIAL INFORMATION. SelfCare shall have no right to access confidential information about Users, including information related to a User's health conditions. SelfCare shall collect from Users only such information as is necessary for distribution of products ordered by Users through the Co-Branded Site. SelfCare shall not collect from Users any information concerning a User's health conditions without the prior written consent of HealthGate. Prior to the Launch Date, SelfCare shall develop a Privacy Policy, which must be approved by HealthGate. The Privacy Policy shall be accessible by the User of the Co-Branded Site through a link displayed on the home page of the Co-Branded Site.

7.     SALES OF PRODUCTS.

       7.1. SelfCare shall furnish, at its sole cost and expense, all Products, all Product presentation material, all billing services in connection with the sale of the Products and all fulfillment services (including process of returns and cancellations).


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8.     PAYMENTS.

       8.1. YEAR ONE. For Year One SelfCare shall pay to HealthGate an amount equal to $4,487,219. SelfCare shall pay to HealthGate $1,000,000 in cash to be paid as set for below and $3,487,219 in equity in accordance with Section 8.7; provided, however, that if HealthGate fails to provide SelfCare with sponsorship opportunities for 100 CHOICE Sites in accordance with Section 2.1, a pro rata amount of the total Year One payment shall be credited to Year Two payment. The $1,000,000 cash shall be paid as follows: $250,000 on the Effective Date and $250,000 every three months thereafter.

       8.2. YEAR TWO. For Year Two, SelfCare shall pay to HealthGate an amount equal to $7,121,492, payable quarterly in four equal installments, with the first payment occurring upon the first anniversary of the Effective Date and the remaining payments made every three months thereafter; provided, however, that if HealthGate fails to provide advertising space to SelfCare for 150 CHOICE Sites in accordance with Section 2.1, amounts paid to HealthGate under this Section
              8.2 shall be reduced pro rata, with any overpayment returned to SelfCare.

       8.3. YEAR THREE. For Year Three, SelfCare shall pay to HealthGate an amount equal to $8,390,202, payable quarterly in four equal installments, with the first payment occurring upon the second anniversary of the Effective Date and the remaining payments made every three months thereafter; provided, however, that if HealthGate fails to provide advertising space to SelfCare for 200 CHOICE Sites in accordance with Section 2.1, amounts paid to HealthGate under this Section 8.3 shall be reduced pro rata, with any overpayment returned to SelfCare. At the conclusion of Year Three, if HealthGate has not delivered 8,500,000 click-throughs to the Co-Branded Site, then HealthGate shall deliver such Promotions necessary to deliver up to the aforementioned 8,500,000 click-throughs to the Co-Branded Site noted in this Section 8.3 within the first six months occurring after the conclusion of Year Three.

       8.4. E-COMMERCE. Beginning the day after HealthGate has provided SelfCare with a combined total of 4,250,000 click-throughs from Promotions on the selected CHOICE Sites and the HealthGate Site, SelfCare shall thereafter pay to HealthGate an amount equal to 5% of Net E-Commerce Revenues derived from all subsequent sales on the Co-Branded Site. Beginning the day after HealthGate has provided SelfCare with an additional 4,250,000 click-throughs for a combined total of 8,500,000 click-throughs from Promotions on the selected CHOICE Sites and the HealthGate Site, SelfCare shall thereafter pay to HealthGate an amount equal to 10% of Net E-Commerce Revenues (in lieu of the 5% noted previously) derived from all subsequent sales on the Co-Branded Site. Beginning the day after HealthGate has provided SelfCare with an additional 4,250,000 click-throughs for a combined total of 12,750,000 click-throughs from Promotions on the selected CHOICE Sites and the HealthGate Site, SelfCare shall thereafter pay to HealthGate an amount equal to 15% of Net E-Commerce Revenues (in lieu of the 10% noted previously) derived from all subsequent sales on the Co-Branded Site. Such payment shall be paid on a monthly basis within 30 days after the end of each month during the Term, SelfCare will provide to HealthGate a complete and detailed report that includes, at a minimum, for such month: (i) the total Net Advertising Revenue, (ii) the total Net E-Commerce Revenue for such month and the aggregate Net E-Commerce Revenue for the current Contract Year, (iii) the total payment due HealthGate from SelfCare, if any, pursuant to this SECTION 8.4, (iv) the number of Users and User Profile Data for Users who click through from the Selected CHOICE Sites to the Co-Branded Site, including the originating Selected CHOICE Site identification and who provide User Profile Data (v) the number of Users and User Profile Data for Users who click through from the Selected CHOICE Sites to the Co-Branded Site and order Products and (vi) the aggregate statistical and demographic characteristics of Users in (iv), (v) and (vi). SelfCare shall pay to HealthGate amounts owed for a given month pursuant to this Section 8.4 within thirty (30) days after the end of such month during the Term.


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       8.5.   FORM OF PAYMENT. All payments required to be made hereunder by
              SelfCare will be made to HealthGate in U.S. Dollars by wire transfer of immediately available funds or by SelfCare check. Except as otherwise provided herein, all payments required to be made hereunder by HealthGate will be made to SelfCare by wire transfer of immediately available funds.

       8.6. LATE PAYMENTS. If either party should fail to make any payment due under this Agreement by the date such payment is due, the overdue payment will bear interest at the rate of one percent simple interest per month or the maximum interest permitted by law, whichever is less. Any payment (including the issuance of stock pursuant to SECTION 8.7) which is due on a day that is not a Business Day shall be payable on the next succeeding day that is a Business Day.

       8.7. EQUITY. On the Effective Date, $3,487,219 shall be payable to HealthGate in shares of SelfCare's Common Stock (the "Shares"), or such later date as SelfCare and HealthGate shall mutually agree (the "Equity Closing Date"). SelfCare shall deliver 1,162,406 shares valued at $3.00 per share. On or prior to the Equity Closing Date, HealthGate and SelfCare shall negotiate in good faith and execute a Stock Transfer Agreement governing the transfer of the Shares, which agreement shall contain standard representations, warranties, covenants and other terms and conditions reasonably satisfactory to both SelfCare and HealthGate. On the Equity Closing Date, SelfCare and HealthGate agree to execute and deliver a registration rights agreement reasonably acceptable to SelfCare that provides HealthGate with piggyback registration rights and requires HealthGate to agree to a lock-up in connection with the Company's initial public offering, for a period not to exceed the lesser of the period applicable to the holders of the Company's preferred stock, as the same may be subsequently amended in accordance with other preferred shareholders, or 180 days.

9. OWNERSHIP OF HEALTHGATE PROPERTIES, CONTENT AND PROFESSIONAL OFFERINGS. SelfCare acknowledges and agrees that HealthGate retains all right, title and interest, or license to the HealthGate Properties, including without limitation, graphics, audio and video, service marks, copyrights, logos and trade names, and HealthGate's ownership or authority shall be designated as such on the HealthGate Properties. SelfCare agrees that it shall not use in any manner any HealthGate Properties' content unless expressly authorized by HealthGate and specified in this Agreement. Except as expressly provided herein, HealthGate grants no ownership or title to SelfCare under any patent, patent application, trademark, copyright or trade secret. HealthGate retains all rights, title and interest in and to any and all intellectual property it creates for the HealthGate Properties. HealthGate acknowledges and agrees that SelfCare retains all right, title and interest, or license to the Co-Branded Site, and all presentation material including without limitation, graphics, audio and video, trademarks, service marks, copyrights, logos and trade names. Except as expressly provided herein, SelfCare grants no ownership or title to HealthGate under any patent, patent application, trademark, copyright or trade secret. SelfCare retains all rights, title and interest in and to any and all intellectual property it creates for the Co-Branded Site.

10.    LICENSES.

       10.1. HEALTHGATE MARKS. HealthGate hereby grants to SelfCare a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to use, display and publish the HealthGate Marks solely within the Co-Branded Site as permitted hereunder. Any use of the HealthGate Marks by SelfCare must comply with any reasonable usage guidelines communicated to SelfCare by HealthGate from time to time and inure to the exclusive benefit of HealthGate. Nothing contained in this Agreement will give SelfCare any right, title or interest in or to the HealthGate Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. SelfCare acknowledges and agrees that, as between SelfCare and HealthGate, HealthGate is the sole owner of all rights in and to the HealthGate Marks.



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       10.2.  SELFCARE MARKS. SelfCare hereby grants to HealthGate a non-exclusive, non-transferable, royalty free license, effective throughout the Term, to use, display and publish the SelfCare Marks solely within the Selected CHOICE Sites as permitted hereunder. Any use of the SelfCare Marks by HealthGate must comply with any reasonable usage guidelines communicated to HealthGate by SelfCare from time to time and inure to the exclusive benefit of SelfCare. Nothing contained in this Agreement will give HealthGate any right, title or interest in or to the SelfCare Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. HealthGate acknowledges and agrees that, as between HealthGate and SelfCare, SelfCare is the sole owner of all rights in and to the SelfCare Marks.

11.    RECORDS AND ACCOUNTS.

       11.1. RECORDS AND ACCOUNTS. SelfCare agrees to keep, on a continuing basis, full and accurate records and accounts, including, without limitation all logs and reports, sufficient to permit HealthGate to verify the accuracy of all reports submitted by SelfCare as hereinabove required. HealthGate shall have the right, at its sole expense, to examine such books and records, whether in electronic format or otherwise, to the extent that such examination is necessary and pertinent to the foregoing verification, during reasonable business hours, through independent certified public accountants. In the event such an examination reveals that any of the reports submitted or payments made by SelfCare to HealthGate, as hereinabove required, understated the monies owed by five percent (5%) or more in any reporting period, then SelfCare shall, in addition to the payment of the additional monies owed fees determined by such examination, promptly pay to HealthGate the reasonable cost of such examination.

12.    REPRESENTATIONS AND WARRANTIES.

       12.1. RESPONSIBILITY FOR THE CO-BRANDED SITE AND PRODUCTS. SelfCare acknowledges and agrees that, as between HealthGate and SelfCare, SelfCare will be solely responsible for any claims or other losses associated with or resulting from the marketing or operation of the Co-Branded Site, the offer or sale of any Products or services by SelfCare or through the Co-Branded Site, or any content provided on the Co-Branded Site other than content provided by HealthGate

       12.2. SELFCARE GENERAL REPRESENTATION. SelfCare hereby represents, warrants and covenants to HealthGate that i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of California; ii) it has full right, title, authority and capacity to execute and perform this Agreement and to consummate all of the transactions contemplated herein; iii) the officer who executes and delivers this Agreement and all documents to be delivered by SelfCare to HealthGate hereunder is and shall be duly authorized to do so; iv) this Agreement constitutes the valid and binding obligation of SelfCare enforceable in accordance with the terms hereunder, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights and by the availability of equitable remedies;
              v) any written, audio or visual materials furnished by SelfCare for or in connection with the Products or any other medical instruments, supplies or other product and such Products, medical instruments, supplies or other product will not violate, conflict with or infringe upon any rights whatsoever (including without limitation, any intellectual property, privacy or proprietary right in any work) of any third party whatsoever; and vi) it is in compliance with all federal, state, and local laws and regulations, including all laws and regulations applicable to food, medical devices, durable medical equipment, vitamins, and drugs.



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       12.3.  HEALTHGATE GENERAL REPRESENTATION. HealthGate hereby represents, warrants and covenants to SelfCare that i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; ii) it has full right, title, authority and capacity to execute and perform this Agreement and to consummate all of the transactions contemplated herein; iii) the officer who executes and delivers this Agreement and all documents to be delivered by HealthGate to SelfCare hereunder is and shall be duly authorized to do so; and iv) this Agreement constitutes the valid and binding obligation of HealthGate enforceable in accordance with the terms hereunder.

       12.4. No representation or warranty made by HealthGate or SelfCare in this Agreement is being made as a personal representation or warranty and each party hereto waives any judicial or other recourse against any partner, officer, director or employee of the other party hereto.

              12.4.1. LIMITATION OF DAMAGES. NO PARTY WILL BE LIABLE FOR ANY
                     SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT IN THE EVENT OF A CLAIM UNDER SECTION 13, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN AN AMOUNT GREATER THAN THE AMOUNTS PAYABLE TO HEALTHGATE BY SELFCARE HEREUNDER.

              12.4.2. NO WARRANTIES. THE IMPRESSIONS AND HEALTHGATE CONTENT ARE
                     PROVIDED "AS IS" AND THE INFORMATION CONTAINED THEREIN IS NOT WARRANTED TO BE FREE FROM ERROR. HEALTHGATE DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE IMPRESSIONS AND SELECTED CHOICE SITES.

13.    INDEMNIFICATION.

       13.1. HealthGate shall indemnify, defend and hold harmless SelfCare and its affiliated companies, officers, directors, employees, agents, and partners from and against any and all claims, losses or damages, costs and expenses (including reasonable counsel fees) arising out of any breach of any representation or warranty made by HealthGate arising from the HealthGate Properties (including, without limitation any claim based on infringement) or arising from HealthGate's use of User Profile Data.

       13.2. SelfCare shall indemnify, defend and hold harmless HealthGate and its affiliated companies, officers, directors, employees, agents, and partners from and against any and all claims, losses or damage, costs and expenses (including reasonable counsel fees) arising out of i) any breach of any representation or warranty made by SelfCare; ii) any actual or alleged failure in the security of the online ordering system causing an actual or alleged damage, loss or liability of the consumer; iii) any claim, suit or proceeding any product or service offered through the Co-Branded Site including any claim, suit or proceeding arising out of any theory of product liability, including, but not limited to, actions in the form of tort, warranty or strict liability concerning any product, process, or service made, used, or sold pursuant to any right or license provided under this Agreement, but excluding any claim based upon the use of the HealthGate Properties absent any Promotions or other activity or content placed on or used with those Properties as contemplated by this Agreement;; (iv) any claim that the Co-Branded Site infringes a third party's intellectual property rights, but excluding any claim based upon the use of the HealthGate Properties absent any Promotions or other activity or content placed on or used with those Properties as contemplated by this Agreement; or (v) any claim, suit or proceeding arising out of an actual or alleged infringement


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


              by SelfCare of a User's right to privacy or misuse of a User's confidential information other than a claim based on HealthGate's use of such information.

       13.3. In any case in which indemnification is sought, the party seeking indemnification (the "Indemnified Party") shall (i) promptly notify the party from whom such indemnification is sought (the "Indemnifying Party"); and (ii) afford the Indemnifying Party the opportunity of defending such claim and controlling the litigation, settlement or other disposition of such claim. The Indemnified Party shall fully cooperate in connection with such defense, settlement or other disposition and shall have the right, but not the obligation, to join in and be represented by its own counsel, at the Indemnified Party's own cost and expense. In no event shall the Indemnifying Party be liable for loss of profits or punitive, consequential or special damages assessed against either party; provided, however, that the foregoing language will not limit the Indemnifying Party's obligation to reimburse the Indemnified Party for any punitive, consequential or special damages awarded by reason of the willful misconduct or gross negligence of the Indemnifying Party in connection with its obligation under this Agreement.

       13.4. SelfCare shall at its sole cost and expense procure and maintain commercial general liability insurance in amounts not less than $5,000,000 per incident and $15,000,000 annual aggregate naming the HealthGate Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) contractual liability for SelfCare's indemnification obligation under this Agreement.

14. WAIVERS. Any waiver given one time by either party of any of the terms or conditions of this agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

15. RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement shall create an agency, partnership or joint venture between the parties or render either party liable for the debts or obligations of the other. Neither party is authorized to bind the other party in any respect.

16. GOVERNING LAW AND APPLICABLE JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall be governed by any other applicable local or federal law or regulation without reference to its conflict of laws principles.

17.    CONFIDENTIALITY.

       17.1. Except as otherwise required by law, SelfCare agrees to keep this Agreement and its contents confidential and not to disclose the same to any third party (except employees, attorneys or accountants hired by SelfCare or existing or potential investors and their advisors, each of whom shall be advised of the confidential nature of this Agreement and its contents) without the prior written consent of HealthGate. In connection with the performance of its services hereunder, SelfCare shall not disclose or appropriate to its own use, or to the use of any third party, at any time during or subsequent to the term of this Agreement, certain proprietary information of HealthGate or any of HealthGate's affiliated companies or partners, including, but not limited to, web site strategy, contract proposals, financial information, contract terms or operating procedures of HealthGate, which HealthGate deems secret or confidential ("HealthGate Proprietary Information"). SelfCare acknowledges the importance of the HealthGate Proprietary Information and agrees to keep all such information confidential, regardless of whether SelfCare currently has such information or whether it hereafter becomes informed of such information and whether SelfCare develops such information or it is disclosed to SelfCare by sources other than HealthGate. SelfCare further agrees to exercise the same care in handling such information as it would exercise with similar information of its own and, if requested, to return any such written information to HealthGate in the event this Agreement is terminated. Notwithstanding the foregoing, it is understood that the term "HealthGate Proprietary Information" does not include information that (i) is now or hereafter in the public domain; (ii) is lawfully received from a third party with no restriction on its further disclosure; or (iii) is disclosed as required by law. Material and irreparable harm shall be presumed if SelfCare breaches the provisions of this Section 17.1, and SelfCare, therefore, agrees that any court of competent jurisdiction shall immediately enjoin any breach of this Section
              17.1 upon the request of HealthGate or any of its affiliates, without the requirement that any of such parties post bond. The Provisions of this Section 17.1 shall survive the termination of this Agreement, and upon a violation of the terms hereof, in addition to the injunctive relief described herein, HealthGate and its affiliates are entitled to each such other right or remedy as they may have at law or it equity.

       17.2. Except as otherwise required by law, HealthGate agrees to keep this Agreement and its contents confidential and not to disclose the same to any third party (except attorneys or accountants hired by HealthGate or potential investors and their advisors, each of whom shall be advised of the confidential nature of this Agreement and its contents) without the prior written consent of SelfCare. HealthGate shall not disclose or appropriate to its own use, or to the use of any third party, at any time during or subsequent to the term of this Agreement, certain proprietary information of SelfCare or any of SelfCare's affiliated companies or partners, including, but not limited to, web site strategy, contract proposals, financial information, contract terms or operating procedures of SelfCare, which SelfCare deems secret or confidential ("SelfCare Proprietary Information"). HealthGate acknowledges the importance of the SelfCare Proprietary Information and agrees to keep all such information confidential, regardless of whether HealthGate currently has such information or whether it hereafter becomes informed of such information and whether HealthGate develops such information or it is disclosed to HealthGate by sources other than SelfCare. HealthGate further agrees to exercise the same care in handling such information as it would exercise with similar information of its own and, if requested, to return any such written information to SelfCare in the event this Agreement is terminated. Notwithstanding the foregoing, it is understood that the term "SelfCare Proprietary Information" does not include information that (i) is now or hereafter in the public domain through no fault of HealthGate;
              (ii) is lawfully received from a third party with no restriction on its further disclosure; or (iii) is disclosed as required by law. Material and irreparable harm shall be presumed if HealthGate breaches the provisions of this Section 17.2, and HealthGate, therefore, agrees that any court of competent jurisdiction shall immediately enjoin any breach of this Section 17.2 upon the request of SelfCare or any of its affiliates, without the requirement that any of such parties post bond. The Provisions of this Section 17.2 shall survive the termination of this Agreement, and upon a violation of the terms hereof, in addition to the injunctive relief described herein, SelfCare and its affiliates are entitled to each such other right or remedy as they may have at law or it equity.

18.    MISCELLANEOUS.

       18.1. NOTICE. Except as otherwise provided herein, all notices provided for in this Agreement shall be in writing and shall be given by first class certified mail postage prepaid, return receipt requested, or by reputable overnight delivery service or telecopier confirmed by mail sent the same day or delivered by hand. All notices shall be sent to the principal offices of the respective parties at the addresses shown below:

             TO HEALTHGATE:                      TO SELFCARE:

             HealthGate Data Corp.               Medical Self Care, Inc.
             25 Corporate Drive, Suite 310       2000 Powell Street, Suite 1350
             Burlington, MA 01803                Emeryville, CA 94608
             Attn:  Rick Lawson                  Attn: Hal Price



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



             COPY TO:

             Ropes & Gray
             One International Place
             Boston, MA  02115
             Attn:  Keith F. Higgins

       18.2. NO ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party, which will not be unreasonably withheld or delayed, but either party shall have the right to assign all of its rights and liabilities hereunder to an affiliate or to any person or entity that (i) acquires all or substantially all of its operating assets (whether by asset sale, stock sale, merger or otherwise) or (ii) results from a merger or reorganization of such party pursuant to any plan of merger or reorganization; provided the new entity accepts in writing all of the party's rights, obligations and liabilities hereunder and such entity is not a competitor of the other party. Any assignment in violation of this Section 18.2 shall be null and void upon written notice from the non-assigning party objecting to such assignment.

       18.3. FORCE MAJEURE. Neither party shall be liable to the other for failure to fulfill its obligations under this Agreement if such failure is caused by reason of any act of God, labor dispute, breakdown of facilities or servers, legal enactment, governmental order or regulation or any other cause beyond each party's respective control.

       18.4. ENTIRE AGREEMENT; SECTION HEADINGS. This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, or understandings relating to the subject matter hereof. This Agreement shall not be modified other than in writing, signed by each of the parties hereto. The section headings hereof are for the convenience of the parties only and shall not be given any legal effect or otherwise affect the interpretation of this Agreement.

       18.5. SEVERABILITY. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

       18.6. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. A telecopied signature shall be deemed an original signature for this Agreement.

       18.7. PRESS RELEASE. No party will make any public statement or other announcement (including without limitation, issuing a press release or pre-briefing any member of the press or other third party) relating to the terms or existence of this Agreement without the prior written approval of the other party. Notwithstanding the foregoing and SECTION 17 (confidentiality), the parties may issue an initial joint press release, the timing and wording of which will be subject to each party's reasonable approval, regarding the relationship between the parties.

       18.8. TAXES. For all fees or charges payable hereunder by SelfCare to HealthGate, SelfCare will pay or reimburse HealthGate for 50% of any taxes (including all federal, state, or local taxes) associated with HealthGate's provision of the services hereunder to SelfCare, except that SelfCare will have no liability for any taxes based on HealthGate's net assets or net income, or for which SelfCare has an appropriate resale or other exemption. SelfCare shall also be responsible for any taxes incurred on sale of or revenue derived from the sale of Products.

       18.9. DISPUTE RESOLUTION. In the event that any dispute arises hereunder, the parties agree that prior to commencing litigation, arbitration, or any other legal proceeding, each party shall send an officer of such party to negotiate a resolution of the dispute in good faith at a time and place as may be mutually agreed. Each officer shall have the power to bind its respective party in all material respects related to the dispute. If the parties cannot agree on a time or place, upon written notice from either party to the other, the negotiations shall be held at the principal executive offices of HealthGate 21 days following such notice (or on the next succeeding Business Day, if the 21st day is not a Business Day).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HealthGate Data Corp.                          Medical Self Care, Inc.

By: /s/ William S. Reece                       By: /s/ Larry Bodner
   ----------------------------                   ------------------------

Name:  William S. Reece                        Name:  Larry Bodner

Title:  Chief Executive Officer                Title: President and Chief
                                                      Operating Officer



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



                                    Exhibit A

                                 Specifications






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